Exhibit 99.1

Press Release

FDA Advisory Panel Recommends Approval of Chelsea’s NORTHERA™

(droxidopa) for the Treatment of Symptomatic Neurogenic OH

Company to Host Conference Call to Discuss

Charlotte, NC, February 23, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) today announced that the Food and Drug Administration's (FDA) Cardiovascular and Renal Drugs Advisory Committee (CRDAC) voted 7-4 with 1 abstention and 1 non-vote to recommend approval of NORTHERA™ (droxidopa) for the treatment of symptomatic neurogenic orthostatic hypotension (also known as Neurogenic OH or NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy.

“Chelsea is committed to improving the lives of patients with Neurogenic OH,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We believe our clinical data demonstrates the significant symptomatic benefit of Northera treatment across a broad range of Neurogenic OH symptoms. Since no other treatment has been proven to alleviate the symptoms of neurogenic OH or improve patients’ ability to carry out activities of daily living, we continue to believe Northera could fill this unmet need for patients with Parkinson’s disease, MSA, PAF and other neurologic diseases. We are pleased by today’s panel vote and we look forward to continuing to work with the FDA in advance of the March 28, 2012 PDUFA action date.”

While the FDA is not bound by the recommendations of its advisory committees, its guidance will be considered by the FDA in its review of the New Drug Application (NDA) that was submitted for Northera in September 2011. A Prescription Drug User Fee Act (PDUFA) action date for the Northera NDA has been scheduled for March 28, 2012.

Northera was previously granted Orphan Drug Designation, which is granted by the FDA to treatments for rare diseases/disorders.

Chelsea will host a conference call with investors to discuss the meeting at 5:30 PM ET. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 855-859-2056 for domestic participants or 404-537-3406 for international participants and entering passcode 22815594 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Neurogenic Orthostatic Hypotension

Neurogenic orthostatic hypotension (also known as Neurogenic OH or NOH) is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic neurogenic OH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients.

About NORTHERA™ (droxidopa)

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure — a group of diseases that includes Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa previously demonstrated clinical benefits in treating both intradialytic hypotension and adult attention deficit hyperactivity disorder in Phase II trials and is currently being evaluated in an ongoing Phase II trial for the treatment of fibromyalgia.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea's most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of FDA approval of Northera, risks and costs of drug development, risk of regulatory approvals of our other drug candidates, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our need to raise additional operating capital in the future, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com